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                                                                   EXHIBIT 4.10


                            TWELFTH AMENDMENT TO THE

                         STEWART TITLE GUARANTY COMPANY

                         SALARY DEFERRAL PLAN AND TRUST



         THIS TWELFTH AMENDMENT of the Stewart Title Guaranty Company Salary Deferral Plan and Trust (the "Plan" and/or "Trust") is made this ________ day of ______________, 1995, by and between Stewart Title Guaranty Company (the "Corporation"), of Houston, Texas and First Interstate Bank of Texas, N.A. (the "Trustee"), a national banking association of Houston, Texas:

                              W I T N E S S E T H:

         WHEREAS, on December 31, 1985, the Corporation previously adopted the Plan and Trust for the sole and exclusive benefit of its Employees and their Beneficiaries, effective January 1, 1986; and

         WHEREAS, the Plan was previously amended May 18, 1986, effective January 1, 1987; and amended February 26, 1988, effective January 1, 1986; and amended April 5, 1989, effective January 1, 1989; and amended May 30, 1989, effective May 31, 1989; and amended and restated May 11, 1992, effective January 1, 1989; and amended September 18, 1991; and amended April 24, 1992; and amended May 27, 1992, and amended May 20, 1993; and amended August 8, 1994; and amended December 12, 1994, effective January 1, 1993; and

         WHEREAS, the Corporation wishes to amend the Plan and Trust effective beginning on or after October 1, 1995;
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         NOW THEREFORE, pursuant to the provisions of Article XVI, Section
16.1, the Plan and Trust is hereby amended as follows:

                 1. Article XIV, Section 14.2 shall be amended by deleting paragraph (d) thereunder in its entirety, and substituting therefor the following:

                          (d) (In its sole and complete discretion): to vote, either in person or by proxy, with or without power of substitution, any stocks (including Employer Stock), bonds or other securities held by it; to respond to any tender or exchange offer and any matters related thereto with respect to any stock including Employer Stock; to exercise any options appurtenant to any stocks, bonds or other securities for the conversion thereof into other stocks, bonds or securities; to exercise any rights to subscribe for additional stocks, bonds or other securities and to make any and all necessary payments thereof; and

                 2. Article XIV, Section 14.2 shall be amended by adding to the end thereof a new paragraph (o) to read as follows:

                          ; and

                          (o) To invest in whole or in part, the assets of the Trust in Employer Stock or other Qualifying Employer Securities which satisfy the definition in Section 407(d)(5) of the Act, including the common stock, $1.00 par value, of Stewart Information Services Corporation, an Affiliated Company hereunder (the "SISCO Stock"); provided that the purchase or other acquisition of the SISCO Stock be made by the Trustee on the open market, in private transactions or by matching corresponding orders within the Trust, and not be made by issuance of such stock by SISCO or the sale of such stock as treasury stock by SISCO without the written legal opinion of the




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                 Corporation's counsel in or regarding compliance with
                 applicable securities laws; provided further that the acquisition of SISCO Stock by the Trustee for the Trust is subject to the limitations provided in Section 14.4 below; (This Plan is intended to qualify as an "eligible individual account plan" as defined in Section 407(d)(3) of the Act.)

                 3. Article XIV, shall be amended by deleting in its entirety Section 14.4 (as modified by the Ninth Amendment to the Plan) thereunder and substituting therefor the following:

                          14.4 Investment of Contributions. Each Member shall have the right to elect, in writing on a form provided by the Administrative Committee, to have the Deferral Contributions, Employer Matching Con-tributions, Employer Contributions (if any) and any rollover contributions accepted into the Plan pursuant to Article XI, Section 11.1, which are allocated to his Account invested in such classes of investments as are selected from time to time by the Administrative Com-mittee and offered for investment by the Members on a uniform, nondiscriminatory basis. It is contemplated that the Administrative Committee will select and administer a variety of investment funds to make available to the Members in a manner generally intended (except as provided below) to satisfy the participant control provisions of
                 Section 404(c) of the Act and the regulations thereunder. At the present time it is contemplated that the Administrative Committee will make the following types of investment funds available:

                                  Fixed Income Fund.  Invested predominantly in
                          fixed income invest- ments, including but not limited to bonds, preferred stocks, debentures, insurance contracts, and notes secured by real estate mortgages.





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                                  Equity Fund.  Invested predominantly in
                          equity investments, including but not limited to common stocks, preferred stocks and convertible debt securities.

                                  Money Market Fund.  Invested pre-dominantly
                          in time deposits and money market funds, including savings accounts and certificates of a financial organ-ization (including such accounts with the Trustee or its affiliates which bear a reasonable rate of interest), United States Treasury Bills, bankers accep-tances, commercial paper and notes (including variable amount notes maintained by the Trustee).

                                  Balanced Fund.  Invested as a general
                          balanced portfolio in all forms of investments, including (without limitation) equities or fixed income securities, time deposits or money market funds, in any combination and in any amount, all in the sole discretion of the Trustee.

                                  International Securities Fund.  Invested in
                          the equity and fixed income securities of foreign companies and the securities of foreign governments.

                                  Company Stock Fund.  Invested in SISCO Stock.

                          The Administrative Committee shall have the authority
                 to change from time to time the investment funds and types of investment funds made available hereunder and to oversee and monitor the management of these funds by the Trustee and any Investment Managers, except that with respect to the Company Stock Fund, the Administrative Committee shall be subject to the direction of the Corporation. With respect to the Company Stock Fund, the Plan and Trust shall be administered and managed in a manner to comply with the applicable regu-lations, releases, rulings and exemptions of the Securities and Exchange Commission, including to the extent applicable those under Rule 144 and Rule 16(b)(3).





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                          The Administrative Committee shall instruct the
                 Trustee to invest the Deferral Contributions, Employer Matching Contributions, Employer Contributions (if any) and any rollover contributions accepted into the Plan pursuant to
                 Article XI, Section 11.1, in the manner and proportions instructed by the Member. The Member may elect any combination of investments in his existing Account and the future contributions to be made to his Account in the funds made available under the Plan in increments of 10 percent, except that the maximum amount a Member may have invested in the Company Stock Fund under this Plan, is 20 percent of his total Account balance. Not- withstanding the limitation in the preceding sentence, the 20 percent limitation on a Member's investment in the Company Stock Fund shall not cause a divestment or liquidation of any amount of the Member's Account in the Company Stock Fund even if such amount exceeds 20 percent of his total Account balance by virtue of the greater appreciation (or lesser depreciation) in value of the Company Stock Fund as compared to the total appreciation (or depreciation) in value of the other funds in such Member's Account. Each Member shall be allowed to designate without limit that up to the maximum 20 percent of such Member's cur-rent and future Deferral Contributions and Employer Matching Contributions made to the Trust at any time or after any payroll period, may be invested in the Company Stock Fund, without regard to whether or not the pro-portion of his Account balance held in the Company Stock Fund as compared to the total Account balance exceeds the 20 percent limit.

                          It is contemplated that at the present time, that the
                 administration of the Company Stock Fund shall not be conducted by the Administrative Committee in a manner intended to comply with the participant control pro-visions of Section 404(c) of the Act and the regulations thereunder. The Administrative Committee shall have sole authority to deter-mine whether the administration of any or all of the investment funds shall be conducted in a manner intended to comply with the partic-





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                 ipant control provisions of Section 404(c) of the Act and the regulations thereunder.

                          It is also recognized that since the SISCO Stock is
                 not actively traded on the open market each and every business day, that the execution of any trade by the Trustee in the SISCO Stock pursuant to a direction of the Member may become subject to a delay or lag of several or more days until a corresponding order is received from another investor in order to complete the trade. The Trustee shall have the authority in its discretion to match within the Trust any corresponding buy and sell orders for the SISCO Stock currently made by Members, before filling such orders outside the Trust in the open market or otherwise. For purposes of all trades, orders and buy and sell directions of the SISCO Stock, the Trustee shall have a reasonably sufficient period of time, as the Trustee may determine in its discretion, to complete such trade or other settlement, whether by matching within the Trust or by going outside the Trust such as on the open market.

                          As of any point in time, a Member may elect to change
                 the investment of his present account and/or the investment of future contributions to be made on his behalf. In the event that the Member wants to change his investment election, he must notify the Administrative Committee of such change in writing. Investment election changes must be in increments of 10 percent and shall be effective on the Entry Date coincident with or next following 15 days after the election change is received by the Administrative Committee.

                          The Administrative Committee shall have complete
                 authority to prescribe the forms and procedures for the making of elections and directions by the Members under this Section
                 14.4 and to prescribe any new forms and procedures including any of the percentage limits on any of the investment funds made available under this Plan. Therefore, the Administrative Committee shall have authority to change the procedures and limits specified above in this Section 14.4.





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                 4.       The Plan, as amended hereby, shall continue to remain
         in effect.

         IN WITNESS WHEREOF, the Corporation and the Trustee have caused this Twelfth Amendment to be executed.

                                           STEWART TITLE GUARANTY COMPANY


_________________, 1995                    BY: _______________________________
                                               Malcolm Morris, President



                                           TRUSTEE:

                                           FIRST INTERSTATE BANK OF TEXAS, N.A.



_________________, 1995                    BY:_________________________________
                                              John J. Kelley, Vice President and
                                                                Trust Officer


THE STATE OF TEXAS                }
                                  }
COUNTY  OF  HARRIS                }

         BEFORE ME, the undersigned authority, on this day personally appeared Malcolm Morris, known to me to be the person whose name is subscribed to the foregoing instrument as President of Stewart Title Guaranty Company, and acknowledged to me that he executed the same for the purposes and consideration therein expressed and in the capacity therein stated, as the act and deed of said Corporation.

         GIVEN UNDER MY HAND AND SEAL OF OFFICE on this the _____ day of ________________, 1995.

                                                 _______________________________
                                                 NOTARY PUBLIC IN AND FOR
                                                 THE STATE  OF  T E X A S





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                                                 My Commission Expires:________



THE STATE OF TEXAS                }
                                  }
COUNTY  OF  HARRIS                }

         BEFORE ME, the undersigned authority, on this day personally appeared John J. Kelley, Vice President and Trust Officer of First Interstate Bank of Texas, N.A., known to me to be the person whose name is subscribed to the foregoing instrument as Trustee, and acknowledged to me that he executed the same for the purposes and consideration therein expressed and in the capacity therein stated.

         GIVEN UNDER MY HAND AND SEAL OF OFFICE on this the _____ day of _______________, 1995.

                                                 _______________________________
                                                 NOTARY PUBLIC IN AND FOR
                                                 THE STATE OF TEXAS

                                                 My Commission Expires:_________





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